SCHEDULE 5B

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that Lobster Point Holdings Limited. (the “Controlled Entity”) does hereby make, constitute and appoint STAN SPAVOLD its true and lawful attorney, to execute and deliver in its name and on its behalf whether it is acting individually or as representative of others, any and all filings required to be made by the Controlled Entity under the Securities Exchange Act of 1934, (as amended, the “Act”), with respect to securities which may be deemed to be beneficially owned by the Controlled Entity under the Act, giving and granting unto said attorney in-fact power and authority to act in the premises as fully and to all intents and purposes as the Controlled Entity might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until revoked in writing by the undersigned. The Controlled Entity has the unrestricted right to unilaterally revoke this Power of Attorney. This Power of Attorney shall be governed by, and construed in accordance with the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 22, 2016

LOBSTER POINT HOLDINGS LIMITED

By:	/s/ Stan Spavold
Name (Printed): Stan Spavold
Title: Secretary